Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Melco PBL Entertainment (Macau) Limited on Form F-3 of our report dated March 30, 2007, relating to the financial statements of Melco PBL Entertainment (Macau) Limited appearing in the Annual Report on Form 20-F of Melco PBL Entertainment (Macau) Limited for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in such Registration Statement.

Deloitte Touche Tohmatsu

Hong Kong

January 25, 2008